As filed with the Securities and Exchange Commission on December 31, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALLERGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-01622442
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2525 Dupont Drive

Irvine, California 92612-1599

(Address of principal executive offices) (Zip code)

Allergan Irish Share Participation Scheme

(Full title of the Plans)

Matthew J. Maletta	Copy to:
Vice President,	Cary K. Hyden
Associate General Counsel and Secretary	Michael A. Treska
Allergan, Inc.	Latham & Watkins LLP
2525 Dupont Drive	650 Town Center Drive, 20th Floor
Irvine, California 92612-1599	Costa Mesa, CA 92626-1925
(714) 246-4500	(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	150,000 shares	$110.20	$16,530,000	$2,129.06

(1)	Allergan, Inc. (the “Company”) is registering 150,000 shares of common stock, par value $0.01 per share (the “Common Stock”) under the Allergan Irish Share Participation Scheme (the “Plan”). The Company has previously registered 664,000 shares of Common Stock (after giving effect to stock splits, stock dividends, spin-offs and similar transactions) under the Plan.

(2)	In the event of a stock split, stock dividend, spin-off, or similar transaction involving the Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low selling prices per share of Common Stock on December 27, 2013, as reported on the New York Stock Exchange.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Allergan, Inc. (the “Company”) and relates to an additional 150,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable to employees of the Company’s wholly-owned subsidiary, Allergan Pharmaceuticals (Irl) Ltd./Allergan Ireland (Sales) Ltd., under the Allergan Irish Share Participation Scheme (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Company filed with the Commission on May 31, 1996 a registration statement on Form S-8, File No. 333-04859 (the “Prior Registration Statement”) relating to 664,000 shares of Common Stock issuable under the Plan (after giving effect to stock splits, stock dividends, spin-offs and similar transactions). The Company is hereby registering an additional 150,000 shares of Common Stock issuable under the Plan, none of which has been issued as of the date of this Registration Statement.

The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 8. Exhibits

See Index to Exhibits immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 31st day of December, 2013.

ALLERGAN, INC.

By:	/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints each of David E.I. Pyott, Jeffrey L. Edwards, Arnold A. Pinkston and Matthew J. Maletta as attorney-in-fact and agent, acting alone, with full powers of substitution and re-substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file, any and all amendments, including post-effective amendments and supplements, to this Registration Statement and other documents in connection with the Registration Statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David E.I. Pyott	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 31, 2013
David E.I. Pyott

Executive Vice President,
Finance and Business
Development, Chief Financial
/s/ Jeffrey L. Edwards	Officer (Principal Financial
Jeffrey L. Edwards	Officer)	December 31, 2013

Senior Vice President,
/s/ James F. Barlow	Corporate Controller
James F. Barlow	(Principal Accounting Officer)	December 31, 2013

/s/ Deborah Dunsire, M.D.
Deborah Dunsire, M.D.	Director	December 31, 2013

/s/ Michael R. Gallagher
Michael R. Gallagher	Director	December 31, 2013

/s/ Dawn Hudson
Dawn Hudson	Director	December 31, 2013

/s/ Trevor M. Jones, Ph.D.
Trevor M. Jones, Ph.D.	Director	December 31, 2013

/s/ Peter J. McDonnell, M.D.
Peter J. McDonnell, M.D.	Director	December 31, 2013

/s/ Louis J. Lavigne, Jr.
Louis J. Lavigne, Jr.	Director	December 31, 2013

/s/ Timothy D. Proctor
Timothy D. Proctor	Director	December 31, 2013

/s/ Russell T. Ray
Russell T. Ray	Director	December 31, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel is contained in Exhibit 5.1

24.1	Power of Attorney (included with the signature page to this Registration Statement)

99.1	Allergan Irish Share Participation Scheme